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                       SECURITIES AND EXCHANGE COMMISSION


                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported) July 24, 2002


                            SEVEN SEAS PETROLEUM INC.
             (Exact Name of registrant as Specified in its Charter)

         Cayman Islands                  0-22483              73-468669
(State or Other Jurisdiction of        (Commission        (I.R.S. Employer
Incorporation or Organization)         File Number)     Identification Number)



                5555 SAN FELIPE, SUITE 1700, HOUSTON, TEXAS 77056
               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (713) 622-8218





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Item 5.   Other Events

         As part of the reassessment of the Guaduas Oil Field, announced July 1, 2002, the Company stated today that it has initiated, with its independent reservoir engineers, including Ryder Scott Company Petroleum Consultants, a reevaluation of the Guaduas Oil Field's proved reserves. Based on the latest available field data the Company now believes that there will be a material downward revision in the Company's published net proved reserves of 47.6 million barrels of oil as of December 31, 2001.

         The expected reserve reduction is based, in part, on lower production rates, lower production pressures, and the occurrence of rapid gas encroachment in structurally higher wells. The late May 2002 commencement of gas injection activities allowed resumed production from several significant wells that had been previously shut-in or curtailed due to high gas-to-oil ratios. However, when the wells were opened for production or were no longer curtailed, oil production rates did not increase as anticipated. Production from the Guaduas Oil Field has averaged approximately 6,700 gross (3,100 net to Seven Seas) barrels of oil per day, month-to-date.

          The Company is continuing its efforts to optimize production from existing wells through a workover program, which includes fracture treating certain wells, reconfiguration of electrical submersible pumps, and the completion of additional gas injection operations. The Company is also studying the geological and geophysical implications of these production data to determine future development locations. As previously stated, the impact of these operations and studies may not be known for several months.

         At this time, neither the Company nor Ryder Scott Petroleum Consultants are prepared to estimate the downward revision of net proved reserves or their net present value. Upon completion of the independent reevaluation, expected by the end of August, the Company will announce revised net proved reserves, their net present value, as well as the resulting production and cash flow estimates.


Item 7.  Financial Statements and Exhibits

         (c)  Exhibits

              99.1      July 24, 2002 press release




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       SEVEN SEAS PETROLEUM INC.



                                       By: /s/ RONALD A. LEFAIVE
                                          --------------------------------------
                                       Name:  Ronald A. Lefaive
                                       Title: Vice President of Finance and
                                              Chief Financial Officer



Date:  July 25, 2002



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                                INDEX TO EXHIBITS



Exhibits No.               Description
------------               -----------
    99.1                   July 24, 2002 Press release